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                                                                    Exhibit 10.7

Confidential Treatment has been granted with respect to portions of the agreement indicated with an asterisk [*]. A complete copy of this agreement, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

                        MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement is between Trilogy Software, Inc. (TSI), a Delaware corporation, and pcOrder.com, Inc. (PCO), a Delaware corporation, effective July 1, 1998.

                                 BACKGROUND

PCO is a subsidiary of TSI, and TSI has provided management services to PCO or its predecessors. Because TSI's ownership of PCO may be reduced, the Parties wish to state formally the terms on which certain management services will continue to be rendered by TSI to PCO.

                                  AGREEMENT

The Parties agree as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

Various terms used in this Agreement are defined in the Definitional Appendix; the defined terms used in this Agreement begin with a capital letter. Various interpretative matters for this Agreement are also set forth in the Definitional Appendix. The Definitional Appendix is an integral part of this Agreement.

ARTICLE 2 - TERM

2.1  Stated Term.   This Agreement commences on the Effective Date and will
     continue in effect until 11:59 p.m. on June 30, 1999 unless terminated earlier by one or both of the Parties in accordance with Article 13.

2.2 Renewal. The parties may consent to successive one-year renewal terms by following this procedure: If PCO wishes to renew the term of this Agreement, it shall Notify TSI of that intention by March 30, 1999 and the same date of each subsequent year. If TSI wishes to concur with that renewal, it shall Notify PCO of that concurrence by April 30 of that year. If no Notice of intent to renew or no concurrence is given, this Agreement will Expire when the then current term Expires.

2.3 Transition Assistance. For up to 180 days after Expiration, TSI shall comply with PCO's reasonable requests for assistance in engaging or training another Person or Persons to provide, and for records and other information relating to, the Services rendered by TSI immediately preceding that Expiration. PCO shall reimburse and pay TSI's Transition Expenses in accordance with invoices submitted to PCO by TSI. Articles 8 and 18 shall apply in this situation as though this Agreement had not Expired. TSI may cease providing transition assistance, immediately upon Notice to PCO, if PCO has not paid the amount described in a Nonpayment Notice by the tenth Business Day after the Nonpayment Notice was given. If the records or other information provided by TSI are Confidential Information, Article 10 shall also apply as though this Agreement had not Expired.

ARTICLE 3 - SERVICES

3.1 Schedules. TSI shall render, and PCO shall pay for, the Mandatory Services and, to the extent not discontinued in accordance with this Agreement, the Optional Services during the effectiveness of this Agreement. The Services are described on the Schedules, which are an integral part of this Agreement. The Services described on Schedules I through IV are Mandatory Services; the Services described on the other Schedules are Optional Services. Neither party may unilaterally change any Service or separate any one or more of the Tasks that constitute a Service.

3.2 Standard of Care. TSI shall use the same care in rendering the Services as it uses in rendering services to TSI itself and the other subsidiaries of TSI. Further, TSI's care in rendering the Services shall be at least equal to the care that it has used in providing each Service to PCO or its predecessors before the Effective Date.

3.3 Manner and Place of Performance. TSI shall render each Service in accordance with any terms (including any time period) described on the corresponding Schedule or any applicable SLA, though TSI has full discretion about how to render each Service as that Service is so described. TSI is not obligated to render any Service or Task in the same manner (such as using the same personnel or other assets of TSI) as it previously rendered that Service or Task, whether before or after the Effective Date. Each Service will be performed at TSI's offices or the other place or places it was rendered most recently before the Effective Date, except as described in the corresponding Schedule or Subcontracted in accordance with this Agreement. PCO shall afford access to its premises as necessary or reasonably appropriate to permit a Service or Task to be rendered.

3.4 Recipients of Services. The Services shall be rendered solely to, or for the direct benefit of, PCO. PCO may not assign, license, or otherwise transfer or provide, whether for or without consideration, any right to any Service, in whole or in party, to any

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     Person. PCO may, however, provide any other Person (whether for or without consideration) any product or information of PCO resulting or derived from any Service or Task, to the extent not prohibited by Article 10.

3.5 Subcontracting Services. TSI has Subcontracted certain of the Services, in whole or in part, before the Effective Date; the Schedules indicate those Services that are Subcontracted and the corresponding
     Subcontractors as of the Effective Date. PCO consents to that Subcontracting and those Effective Date Service Subcontracts and Subcontractors. TSI's subcontracting after the Effective Date, however, is subject to these terms:

     (a)  TSI may, without any consent or approval of PCO,

          (i) Subcontract any Service, in whole or in part, to any Person, including any Affiliate of TSI,

          (ii)  amend any Service Subcontract, or

          (iii) cease to Subcontract any Service, in whole or in part.

     (b) PCO shall have no indemnification obligation under Section 14.4(b) regarding any Service Subcontract, other than an Effective Date Service Subcontract, entered into by TSI without PCO's Reasonable Consent. Also, if TSI, without PCO's Reasonable Consent, enters into any amendment to

          (i)   an Effective Date Service Subcontract, or

          (ii) any other Service Subcontract to which PCO had given its Reasonable Consent,

          PCO shall be liable under Section 14.4(b) only for any Damages of TSI or any of its Indemnified Agents that would have resulted without that amendment; that is, PCO shall not be liable under
          Section 14.4(b) for any increase in Damages that results from an amendment of that kind.

          TSI shall remain responsible for the rendering to PCO of any Service that is Subcontracted, in whole or in part. Also, except as described in Section 14.4(b), TSI shall be solely responsible for its obligations to the Subcontractor (including any applicable Subcontract Termination Penalty) under each Service Subcontract.

3.6 Information Regarding Services. Each Party shall make available to the other Party any information required or reasonably requested by that other Party regarding the performance of any Service and shall be responsible for timely providing that information and for the accuracy and completeness of that information. But a Party shall not be liable for not providing any information that is subject to a confidentiality obligation owed by it to a Person other than an Affiliate of it or the other Party. A Party shall not be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from the other Party that is required or reasonably requested regarding that Service.

3.7 Legal Services. The Service described in one of the Schedules as "legal services" consists of TSI's making the Legal Staff available for engagement by PCO for their legal matters. The engagement, services, or withdrawal of any of the Legal Staff regarding a particular legal matter for PCO, as well as certain of the Prices for those legal services, are governed by and subject to the Legal Staff's professional or ethical obligations.

3.8 Warranty Disclaimer. TSI MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY SERVICE OR TASK OTHER THAN AS STATED IN THIS AGREEMENT. TSI SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE SERVICES.

ARTICLE 4 - SERVICE LEVEL

4.1 Continuation of Level. TSI shall provide substantially the same Level of each Service, and each Task, as it provided to PCO before the Effective Date, except as otherwise agreed in accordance with this Agreement.

4.2 The Level of any Service may be changed by the Parties' agreement, so long as that agreement is in writing and includes a mutually acceptable corresponding Price for the changed Level of Service. A change in the Level of a Service shall be effective pursuant to such subsequent agreement.

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ARTICLE 5 - DISCONTINUE OF OPTIONAL SERVICES

5.1 Procedure. Either Party may discontinue or terminate any Optional Service by providing ninety (90) days prior written Notice

     A Notice of discontinuance may refer to more than one Optional Service. Only an entire Optional Service may be discontinued; none of the Tasks that constitute an Optional Service may be separately discontinued without the Parties' agreement (which may be stated in the corresponding Schedule). Any Optional Service that is the subject of a Notice of discontinuance shall continue to be rendered by TSI until the effective date of the discontinuance, and PCO shall pay for that Optional Service rendered until that date. A Party may not unilaterally rescind its Notice of discontinuance.

5.2 Service Level and Price of Discontinued Services. Until the date of its discontinuance, an Optional Service that is the subject of a Notice of discontinuance shall be rendered at the same Level and for the same Price as in effect immediately preceding the Notice of discontinuance.

5.3 Impossible Optional Services. If either Party reasonably determines that the discontinuance of any Optional Service would make it functionally impossible to continue any other Optional Service, in whole or in part, that Party shall promptly Notify the other of that determination. Any Optional Service that so becomes functionally impossible to render shall be deemed discontinued effective upon the date of discontinuance of the Optional Service or Optional Services that caused that impossibility.

5.4 Transition Assistance. For up to 180 days after the effective date of discontinuance of an Optional Service, TSI shall comply with PCO's reasonable requests for assistance in PCO's engaging or training another Person or Persons to provide, and for records and other information relating to, that discontinued Optional Service. If TSI discontinues that Optional Service, it shall comply with those requests at its own expense. If PCO discontinues that Optional Service, it shall pay for TSI's compliance with those requests by

     (a) reimbursing TSI all of its resulting reasonable out-of-pocket expenses, and

     (b) paying TSI for the resulting time or activities of TSI's personnel as follows:

          (i) if the activities of those personnel are or were part of a Use-based Service, then at the Price then in effect, or most recently paid (if that Optional Service has been discontinued), for that Use-based Service, or

          (ii) if the activities of those personnel are or were part of a Fixed-price Service, then that portion of the Price then in effect, or most recently paid (if that Optional Service was discontinued), for that Fixed-price Service corresponding to the transition activities' portion of all activities that constituted that Fixed-price Service for the time covered by that Price.

          Invoicing and payment for transition assistance shall be in accordance with Article 8. TSI may cease providing transition assistance, immediately upon Notice to PCO, if PCO has not paid the amount described in a Nonpayment Notice by the tenth Business Day after the Nonpayment Notice was given.

5.5 Reinstatement of Discontinued Service. Neither Party may unilaterally reinstate any Optional Service that has been discontinued under this Agreement.

ARTICLE 6 - SERVICES OBTAINED FROM OTHERS

6.1 Mandatory Services. PCO may not perform itself or obtain from any Person other than TSI or any Subcontractor any service or services to supplement or substitute for all or any portion of a Mandatory Service, except as permitted by the corresponding Schedule. This does not prohibit PCO (or
     TSI), however from performing for itself or obtaining from any other Person all or any portion of a Mandatory Service to the extent permitted by Section 15.4. Notwithstanding the foregoing, PCO may obtain from any Person other than TSI or any Subcontractor any service or services to substitute for all of a Mandatory Service however PCO's obligation to pay TSI for Service fees associated with such Mandatory Service shall not terminate until expiration of the applicable term.

6.2 Upon Discontinuance. PCO need not obtain TSI's consent to or approval of PCO's performing itself or obtaining from any other Person, upon and after the discontinuance of any Optional Service, any service or services that substitute for the Optional Service that has been discontinued.

6.3  Before Discontinuance.  Before the discontinuance of any Optional Service:

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     (a)  PCO need not obtain TSI's consent to or approval of PCO's performing itself or obtaining from any other Person any service or services to supplement or substitute for all or any portion of

          (i) a Fixed-price Service, so long as PCO continues to pay for the Fixed-price Service in accordance with this Agreement, including the corresponding Schedule,

          (ii) a Use-based Service to the extent that the decrease in that Service obtained from TSI in each month does not exceed 25% of the average monthly invoiced amount for that Service for the preceding three months for which TSI has submitted an invoice for that Service (with the calculation of that average to exclude any credit given to PCO related to any other Service in any monthly invoice), or

          (iii) any Optional Service to the extent permitted by Section 15.4.

     (b) TSI's reasonable Consent shall be required for PCO's performing itself or obtaining from any other Person any service or services to supplement all or any portion of any Use-based Service in any circumstances other than as described in Section 6.3(a)(ii).

ARTICLE 7 - PRICES

7.1 Cost Allocation. In determining Prices, TSI's cost allocations to PCO shall be determined on a consistent basis with TSI's cost allocations to TSI's other subsidiaries or Business Units.

7.2 Annual Pricing. The price payable by PCO for each Service shall be established annually by this procedure:

     (a) TSI shall submit to PCO by April 1 a Price Proposal for each Service then in effect, except for any Significant Optional Service that will be discontinued in accordance with a Notice of discontinuance. TSI shall propose the Price for each Service assuming a continuation of the Level of that Service, unless the Parties have agreed to, a Level Change for that Service.

     (b) PCO shall respond in writing to the Price Proposal for each Service by May 1.

     (c) To the extent that PCO does not accept or agree with a Price Proposal, the Parties shall negotiate in good faith to reach agreement on the Price for that Service by June 1. The Parties' agreement by June 1 on the Price of any Use-based Service shall also include an estimated annual amount for that Service.

     (d) If by June 1 the Parties do not agree on the Price at which any Optional Service shall continue to be rendered (without any change in Level) and neither Party gives a Notice of discontinuance of that Optional Service, the Price for that Optional Service shall continue to be the Price then in effect.

7.3 Disagreement on Mandatory Service Pricing. If the Parties do not agree by June 1 on the Price at which any Mandatory Service shall be rendered, the Dispute shall be resolved by the Dispute Resolution Procedure. Pending resolution of that Dispute, the Price for that Mandatory Service shall continue to be the Price in effect on May 30. The Price determined by resolution of that Dispute shall be deemed effective July 1 as though the Parties had agreed to it as of the preceding June 1. Accordingly:

     (a) Any excess amount paid by PCO shall be credited (without interest) to the next invoice or invoices for any Service or Services payable by PCO after the date of resolution, or to the extent full credit cannot be given to invoiced amounts payable within thirty (30) days after the date of resolution, paid (without interest) by TSI by wire transfer of immediately available funds to an account or accounts designated by PCO; or

     (b)  any amount due to TSI shall be paid (without interest) within thirty
          (30) days after the date of resolution by wire transfer of immediately available funds to an account or accounts designated by TSI.

7.4 Annual Price Effectiveness. The Price for each Service agreed or determined as of June 1 of each year will be effective for that Service for the succeeding calendar year, unless changed to correspond to a change in the Level of that Service in accordance with Article 4.

ARTICLE 8 - PAYMENT

8.1 Invoices. TSI shall submit to PCO monthly one or more invoices for the Services. Each invoice shall indicate for each PCO Business Unit:

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     (a)  The amount charged for each Service covered by that invoice;

     (b) if the Service is a Use-based Service, the calculation of the invoiced amount or the basis on which that amount was determined, and

     (c) if that invoice includes any credit or offset for PCO, the amount and purpose of that credit or offset.

     Each invoice should also indicate the sales, use, or similar taxes being collected on each Service, or part of a Service, that TSI believes to be so taxable. An invoice may cover more than one Service.

8.2 Payment. PCO shall pay the amount of each invoice within thirty (30) days after the date of that invoice. PCO shall pay the invoiced amount even if PCO disputes all or a portion of that amount, unless TSI has agreed on or before the due date to accept a different amount.

8.3 Method of Payment. PCO shall pay TSI by wire transfer of immediately available funds to an account or accounts designated by TSI. All payments shall be made in United States currency.

8.4 Interest. TSI may charge interest on any past due invoiced amount at the annual rate of 18% (or, if lower, the highest lawful rate) from the due date until paid in full with accrued interest. Any payment of interest only is not a cure or TSI's sole remedy for nonpayment of any invoiced amount that is due.

8.5 Nonpayment Notice. If TSI does not receive the full payment of any invoice (and has not agreed to accept a different amount), it may give PCO a Nonpayment Notice. PCO shall pay the amount described in the Nonpayment Notice by the tenth Business Day after that Nonpayment Notice is given.

8.6  Dispute of Invoice.  Except as described in the last sentence of this
     Section 8.6, PCO may dispute the amount of any invoice for up to ninety
     (90) days after the date of that invoice; if no Notice of that Dispute is given within those ninety (90) days, the invoiced amount shall be deemed agreed to by PCO. The Notice of a Dispute of any invoice shall describe the basis for that Dispute and specify the Service and the PCO Business Unit to which that Dispute relates. A Dispute of any invoice (except as described in the last sentence of this Section 8.6) shall be resolved by the Dispute Resolution Procedure. If it is determined by resolution of that Dispute that PCO has paid any excess amount in response to the invoice, that amount shall be credited (without interest) to the next invoice or invoices payable by PCO after the date of resolution, or to the extent full credit cannot be given to invoiced amounts payable within thirty (30) days after the date of resolution, paid (without interest) by TSI by wire transfer of immediately available funds to an account or accounts designated by PCO. Under this Section 8.6, PCO may dispute only the invoiced amount and the particular calculation thereof, and not the previously established basis for the established Price for any invoiced Service. Any Dispute regarding the application to any Service (in whole or in part) of any invoiced sales, use, or similar taxes is subject to
     Section 17.2(b) instead of this Section 8.6.

ARTICLE 9 - RECORDS

9.1 Record Keeping. Each party shall create and maintain accurate records regarding the Services rendered and the amounts charged and paid or received under this Agreement. TSI's records shall include information regarding the determination of amounts charged or invoiced to PCO for Use-based Services and information regarding the determination of the cost or the cost allocation for each Service rendered. Each Party's records regarding;

     (a) the Services rendered, and at the Level rendered, as of the Effective Date shall be of substantially the same kinds as that Party has created and maintained regarding those Services before the Effective Date, and

     (b) the Services, or the Level of Services, as changed after the Effective Date in accordance with this Agreement shall be of the kinds that are reasonable, and consistent with the other business records created and maintained by that Party, regarding services like those Services at those Levels.

     Each Party shall create and maintain those records with the same degree of completeness and care as it maintains its other similar business records. Each Party shall maintain those records for the time or times required by applicable law or regulation, except that a Party shall, upon request of the other Party, maintain any of those records for a longer time if the requesting Party pays the additional expenses incurred in complying with that request.

9.2 Examination. Each Party shall be entitled to examine, through its authorized representatives or agents and at its own expense, the records that the other Party is required to maintain under this Agreement. This examination right may be exercised only by three Business Days' prior Notice to the other Party, and the examination may be made only during the other Party's normal business

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     hours or at any other reasonable time or times to which the other Party may consent. An examination shall be performed in a manner that does not unreasonably disrupt the other Party's normal business operations. This examination right will continue:

     (a)  for two years after Expiration or the termination of this Agreement;
          and

     (b) thereafter, as long as necessary to enable a Party to respond to any Third-Party Claim or to a request or order issued by a court or another Governmental Authority.

     The Party conducting an examination may make and take away copies of any or all of the other Party's records being examined.

ARTICLE 10 - CONFIDENTIAL INFORMATION

10.1 Confidential Information. Each Party shall keep confidential the following information which is "Confidential Information" whether acquired by it under or in connection with this Agreement or obtained in connection with the relationship of TSI and PCO or its predecessors regarding management services rendered before the Effective Date:

     (a) Information relating to the other Party's business, financial condition or performance, or operations that the other Party treats as confidential or proprietary.

     (b) Copies of records and other information obtained from a Party's examination of the other Party's records under Section 9.2.

     (c) The terms and performance of, any breach under, or any Dispute regarding this Agreement.

     (d) The Parties' conduct, decisions, documents, and negotiations as part of, and the status of, any Dispute resolution proceedings under the Dispute Resolution Procedure.

     (e) Any information, business plan, concept, idea, know-how, process, technique, program, design, formula, algorithm or work-in-process, any engineering, manufacturing, marketing, technical, financial, data, or sales information, or any information regarding suppliers, customers, employees, investors, or business operations, and any other information or materials, whether in written, or graphic, or any other form or that is disclosed orally, or electronically, or otherwise which is learned or disclosed in the course of discussions, studies, or other work undertaken between the parties.

     (f) Without limiting the generality of the foregoing, Confidential Information shall include all information and materials disclosed orally or in any other form, regarding TSI's software products or software product development, including, but not limited to, the configuration techniques, data classification techniques, user interface, applications programming interfaces, data modeling and management techniques, data structures, and other information of or relating to TSI's software products or derived from testing or other use thereof.

     (g) Any other information, whether in a tangible medium or oral and whether proprietary to the other Party or not, that is marked or clearly identified by the other Party as confidential or proprietary.

     Neither Party may use any of the other Party's Confidential Information other than as required to perform its obligations or exercise its rights and remedies, including as part of the resolution of any Dispute, under this Agreement.

10.2 Excluded Information. A Party has no obligation under this Article 10 regarding any information, including information that would otherwise by Confidential Information, to the extent that the information:

     (a) is or becomes publicly available or available in the industry other than as a result of any breach of this Agreement or any other duty of that Party;

     (b) is or becomes available to that Party from a source that, to that Party's knowledge, is lawfully in possession of that information and is not subject to a duty of confidentiality, whether to the other Party or another Person, violated by that disclosure; or

     (c) is independently developed by employees of the receiving Party who had access to the disclosing Party's Confidential Information.

10.3 Standard of Care. Each Party shall use the same degree of care in maintaining the confidentiality and restricting the use of the other Party's Confidential Information as that Party uses with respect to its own proprietary or confidential information, and in no event less than reasonable care.

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10.4 Permitted Disclosures.  A Party may disclose Confidential Information to its officers, directors, agents, or employees as necessary to give effect to this Agreement. Each Party shall inform each of these Persons to whom any Confidential Information is communicated of the obligations regarding that information under this Article 10 and impose on that Person, via signed agreement, the obligation to comply with this Article 10 regarding the Confidential Information. Each Party shall be responsible for any breach of that Party's obligations under this
     Article 10 by its officers, directors, agents, or employees.

10.5 Required Disclosures. Each Party may disclose Confidential Information in response to a request for disclosure by a court or another Governmental Authority, including a subpoena, court order, or audit-related request by a taxing authority, if that Party:

     (a) promptly notifies the other Party of the terms and the circumstances of that request;

     (b) consults with the other Party, and cooperates with the other Party's reasonable requests, to resist or narrow that request;

     (c) furnishes only information that, according to written advice (which need not be a legal opinion) of its legal counsel, that Party is legally compelled to disclose; and

     (d) uses its Reasonable Efforts to obtain an order or other reliable assurance that confidential treatment will be accorded the information disclosed.

     A Party need not comply with these conditions to disclosure, however, to the extent that the request or order of the Governmental Authority in effect prohibits that compliance. A Party may also disclose Confidential Information without complying with these conditions to the extent that the Party is otherwise legally obligated to do so (for example, to comply with applicable securities laws), as confirmed by advice of competent and knowledgeable counsel. Further, a Party may also disclose Confidential Information, without complying with these conditions, in connection with a tax audit if the disclosure is to representatives of a taxing authority, or in connection with a tax contest if that Party uses its Reasonable Efforts to assure that confidential treatment will be accorded the information disclosed.

10.6 Title to Information. The Confidential Information of a Party disclosed by it to the other Party under this Agreement shall remain the property of the disclosing Party; nothing in this Agreement grants or conveys to the other Party any ownership or other proprietary rights in any of that Confidential Information.

10.7 Survival; Return. The obligations under this Article 10 shall continue on and after Expiration or the termination of this Agreement. Upon request of the disclosing Party upon or after Expiration or the termination of this Agreement, the other Party shall return or, if requested by the disclosing Party, destroy the Confidential Information of the disclosing Party that it holds. The requested return or destruction shall include removal or deletion of Confidential Information from all data bases and magnetic media of the other Party.

ARTICLE 11 - PARTIES' RELATIONSHIP

11.1 Independent. The Parties are independent; each has sole authority and control of the manner of, and is responsible for, its performance of this Agreement. This Agreement does not create or evidence a partnership or joint venture between the Parties. Neither Party may create or incur any liability or obligation for or on behalf of the other Party, except as described in this Agreement. This Agreement does not restrict TSI from providing or rendering any services, including services like the Services, to any other Person; nothing in this Agreement, however, gives TSI the right to provide or render any services in violation of any other agreement entered into by the Parties.

11.2 Employees. Except as described in Section 14.4 (b) or Section 14.4 (c) or, for the purposes of this Agreement:

     (a) each Party is solely responsible for its own employees or agents, including the actions or omissions and the compensation of those employees and agents, and

     (b) neither Party has any authority with respect to any of the other Party's employees or agents.

11.3 Authority and Enforceability. Each Party warrants to the other Party that:

     (a) it has the requisite corporate authority to enter into and perform this Agreement;

     (b) its execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

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     (c)  this Agreement is enforceable against it; and

     (d) it has obtained all consents or approvals of Governmental Authorities and other Persons that are conditions to its entering this Agreement.

11.4 Third-Party Consents. Each Party shall be responsible for obtaining and maintaining any licenses, permits, consents, or approvals of Governmental Authorities and other Persons necessary or appropriate for it to perform its obligations under this Agreement.

11.5 Third-Party-Related Arrangements. The Parties also have certain arrangements and agreements relating to certain of the Services provided by an Effective Date Service Subcontract or provided directly by TSI but involving an agreement with a third party. The Parties currently expect that the matters or issues addressed - by those arrangements or agreements will need to continue to be addressed whether in the same or in a different manner - upon Expiration or the termination of this Agreement or the discontinuance of certain Optional Services. Hence, before and upon any of those events, each Party shall use its Reasonable Efforts to change, renegotiate, replace, sever, or assign, as the Parties mutually agree, those arrangements or agreements as necessary to so address those matters or issues and to equitable allocate to the respective Parties - in accordance with their respective assets and businesses - the benefits and the obligations of those arrangements or agreements upon and after the occurrence of any of those events.

11.6 Further Assurances. Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

ARTICLE 12 - PARTIES' REPRESENTATIVES

12.1 Representatives' Authority. Each Party has authorized its Representative to conduct discussions and negotiations, make and communicate decisions, frame and pose questions or issues, and resolve Disputes on behalf of that Party relating to this Agreement. Though one Party's employees or agents other than its Representative may also take actions of the kinds described in the preceding sentence with the other Party's employees or agents other than its Representative, matters that require more formal discussions or negotiations between Parties shall be addressed through and by the Representatives. Each Party and its Representative are entitled to rely on the actions and decisions of the other Party's Representative relating to this Agreement.

12.2 Designation. TSI designates its Controller as TSI's Representative, and PCO designates its Controller as PCO's Representative, upon and after the Effective Date until changed by the designating Party. A Party may change its Representative by Notice to the other Party. A Party may rely on and deal with the Person who is designated as the other Party's Representative until any Notice of change is given by the other Party.

ARTICLE 13 - TERMINATION

13.1 Termination Events. This Agreement may be terminated, without liability to the Party terminating:

     (a) By either Party upon thirty (30) days' Notice to the other, at any time upon or after the Parties cease to be Affiliates.

     (b)  By a Party, immediately upon Notice to the other Party, if:

          (i) that other Party makes a general assignment of all or substantially all of its assets for the benefit of its creditors;

          (ii) that other Party applies for, consents to, or acquiesces in the appointment of a receiver, trustee, custodian, or liquidator for its business or all or substantially all of its assets.

          (iii) that other Party files, or consents to or acquiesces in, a petition seeking relief or reorganization under any bankruptcy or insolvency laws; or

          (iv) a petition seeking relief or reorganization under any bankruptcy or insolvency laws is filed against that other Party and is not dismissed within ninety (90) days after it was filed.

     (c) By a Party, immediately upon Notice to the other Party, if that other Party's material breach of this Agreement continues uncured or uncorrected for thirty (30) days after both the nature of that breach and the necessary cure or correction has been agreed upon by the Parties or otherwise determined by the Dispute Resolution Procedure. But if:

          (i) the Parties agree or it is determined by the Dispute Resolution Procedure that the material breach is not capable of being cured or corrected, the termination shall be effective immediately upon Notice, without any cure period; or

          (ii)  the breaching Party (A) reasonably requires longer than thirty
                (30) days to cure or correct - such as when the applicable Service Subcontract permits the Subcontractor longer than thirty (30) days to cure or correct - and (B) Notifies the non-breaching Party of the circumstances, then the cure period shall be extended for the reasonable time so required, so long as during that time the breaching Party diligently acts to effect that cure or correction. Unless otherwise agreed in writing by the Parties, no cure period extension shall exceed ninety (90) days.

          A non-breaching Party's exercise of the remedy described in this
          Section 13.1(c) shall be conditioned upon its giving a Breach Notice to the other Party.

     (d) By TSI, immediately upon Notice to PCO, if PCO has not paid the amount described in a Nonpayment Notice by the tenth Business Day after that Nonpayment Notice was given.

     A Party may not terminate this Agreement if the event or circumstance described above in this Section 13.1, upon which that Party would rely in so terminating, was caused by that Party's breach of this Agreement.

13.2 Nonexclusive. The termination rights under Section 13.1(c) and 13.1(d) are not exclusive of any other right or remedy of a non-breaching Party granted in this Agreement.

13.3 Consequences of Termination.  Upon termination of this Agreement:

     (a)  Under Section 13.1(a) or Section 13.1(e) or by PCO under Section
          13.1(c)

          (i) During the Transition Period TSI shall continue to render, and PCO shall pay for, each Service reasonably requested by PCO until terminated by either Party in accordance with Sections 13.3(a)(ii) and 13.3(a)(iii). Except as stated in Section 13.3(a)(ii), the terms of this Agreement shall continue to apply during the Transition Period as though no termination of this Agreement had occurred.

          (ii) The Level of each Service rendered, and the Price for each Service, during the Transition Period shall be the same as in effect immediately preceding the Termination Date. Article 5 shall not apply during the Transition Period. During the Transition Period, any Service (including a Mandatory Service), but not any one or more of the Tasks separately, may be terminated by (A) PCO, for any reason, by sixty (60) days' Notice to TSI, or (B) TSI, if PCO has not paid the amount described in a Nonpayment Notice by the tenth Business Day after the Nonpayment Notice was given. Any Service that is the subject of a Notice of termination shall continue to be rendered by TSI until the effective date of that termination, and PCO shall pay for that Service rendered through that date. Neither Party may unilaterally rescind a Notice of termination.

          (iii) If either Party reasonably determines that the termination of any Service during the Transition Period would make it functionally impossible to continue any other Service during the Transition Period, that Party shall promptly Notify the other Party of that determination; any Service that so becomes functionally impossible to render shall be deemed terminated effective upon the date of termination of the Service that caused that impossibility. Neither Party may unilaterally reinstate any Service that has been terminated as of the Termination Date or during the Transition Period.

     (b) Under Section 13.1(b), then during the Transition Period, TSI shall comply with PCO's reasonable requests for assistance in PCO's engaging or training another Person or Persons to provide, and for records and other information relating to, each Service in effect immediately preceding the Termination Date. If TSI terminates this Agreement, PCO shall reimburse and pay TSI's Transition Expenses in accordance with invoices submitted to PCO by TSI. Articles 8 and 18 shall not apply in this situation as though this Agreement had not been terminated. When PCO is obligated to reimburse and pay TSI's Transition Expenses, TSI may cease providing transition assistance, immediately upon Notice to PCO, if PCO has not paid the amount described in a Nonpayment Notice by the tenth Business Day after the Nonpayment Notice was given. If the records or other information provided by TSI are Confidential Information, Article 10 shall also apply as though this Agreement had not been terminated.

     (c) Under Section 13.1(d) or by TSI under Section 13.1(c), then TSI shall have no obligation to provide any continued Services or transition assistance as described above in this Section 13.3.

13.4 Survival of Rights and Obligations. No rights or obligations of either Party that expressly or implied are to remain in effect in order to give effect to this Agreement shall be impaired by Expiration or the termination of this Agreement, and those rights and obligations shall remain in effect.

ARTICLE 14 - LIABILITY AND REMEDIES

14.1 Warranties. Each Party's warranties in this Agreement are made solely to and for the benefit of the other Party and, to the extent described in this Agreement, PCO. No Person other than a Party may make a claim based on the other Party's warranties under this Agreement; any claim by PCO shall be made by PCO.

14.2 Nonconforming Services. PCO shall promptly Notify TSI of any Deficiency in any Service or Task, whether rendered by TSI or a subcontractor. To the extent TSI agrees, or it is otherwise determined by the Dispute
     Resolution procedure, that a Service or Task was or is a Nonconforming Service, TSI shall use its Reasonable Efforts promptly to cure or correct, or cause its Subcontractor to cure or correct, the Deficiency to the extent it may then be cured or corrected.

     (a) If the Deficiency was, or was the result of, TSI's or a Subcontractor's negligence or PCO's negligence, TSI shall not be responsible or liable for any resulting Damages of PCO.

     (b) If the Deficiency was, or was the result of, TSI's or a Subcontractor's gross negligence (including recklessness) or willful misconduct, TSI shall be responsible or liable for PCO's resulting Damages in an amount up to:

          (i) if TSI's liability is determined (by the Parties' agreement or the Dispute Resolution Procedure) after the calendar year in which the Deficiency occurred, the aggregate amount received by TSI for the Nonconforming Service for the calendar year in which the Deficiency occurred;

          (ii) if TSI's liability is determined during the calendar year in which the Deficiency occurred and the Nonconforming Service is a Fixed-price Service, the annual Price for the Nonconforming Service for that calendar year; or

          (iii) if TSI's liability is determined during the calendar year in which the Deficiency occurred and the Nonconforming Service is a Use-based Service, the greater of (A) the estimated annual amount for that Service for that calendar year and (B) the aggregate amount received by TSI to the date the liability is determined, annualized for that calendar year.

          The annual limit on TSI's liability described above in this Section 14.2(b) is not cumulative from year to year. If there is more than one Deficiency in a single Service for which TSI is responsible or liable for Damages and TSI's liability for those Deficiencies is determined in the same calendar year, TSI's responsibility or liability for Damages resulting from all of those Deficiencies shall be subject to the applicable annual limit on liability described above in this Section 14.2(b).

14.3 Actual Damages. Neither Party shall be liable under or relating in any manner to this Agreement for any losses or damages other than Damages, even if a Party has been advised of the possibility of losses or damages of that kind and regardless of the form of the Proceedings or the theory of liability, whether based on contract, warranty, tort (including negligence and strict liability), infringement, or misappropriation.

14.4 Indemnities for Certain Breaches and Other Matters. The following shall apply to any breach of, and certain other Damages relating to, this Agreement, other than a Deficiency for which TSI has no liability for Damages under Section 14.2(a) or a nonpayment by PCO of any amount relating to an invoice:

     (a) Subject to the limits on liability described in Section 14.2(b), if that Section is applicable, each Party shall indemnify the other Party against all Damages of the Indemnified Party, or any of its Indemnified Agents, resulting from or relating to:

          (i) any breach of this Agreement, including breach of nay warranty in this Agreement, by the Indemnifying Party;

          (ii) any Proceedings relating to a breach of this Agreement by the Indemnifying Party; and

          (iii) the actions or omissions of the Indemnifying Party's employees or agents under or in connection with this Agreement, except as described in Sections 14.4(b) and 14.4(c).

     (b) PCO shall also indemnify TSI against all Damages of TSI or any of its Indemnified Agents, including any Subcontract Termination Penalty, under or relating to any Service Subcontract - other than as described in Section 3.5(b) - resulting from:

          (i) any violation by PCO of any obligation imposed on it under that Service Subcontract;

          (ii) the actions or omissions of PCO's employees or agents under or in connection with that Service Subcontract;

          (iii) PCO's discontinuance of any Optional Service that TSI renders, in whole or in part, by that Service Subcontract, even if permitted by Article 5; or

          (iv) PCO's performing itself or obtaining from any Person other than TSI or its Subcontractor any service or services to supplement or substitute for any Optional Service that TSI renders, in whole or in part, by that Service Subcontract, even if permitted by Section 6.3.

     (c) PCO shall also indemnify TSI against all Damages of TSI or any of its Indemnified Agents resulting from or relating to:

          (i) the actions or omissions of any of the Legal Staff that are directed by PCO within the scope of that lawyer's or paralegal's engagement for any legal matter of PCO; or

          (ii) any sales, use, or similar taxes (however described) applicable to any of the Services, in whole or in part, that are assessed or levied against or paid by TSI.

     (d) The indemnification obligations in Sections 14.4(a), 14.4(b) and 14.4(c) shall be extinguished to the extent that the Damages of the other Party, or any of its Indemnified Agents for whom or which the other Party is seeking indemnification, were caused by the gross negligence (including recklessness) or willful misconduct of the Person for whom or which indemnification is sought. THE ORDINARY NEGLIGENCE OF A PERSON OR THE JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF PERSONS SHALL NOT PRECLUDE THAT PERSON OR ANY OF THOSE PERSONS FROM RECEIVING THE BENEFITS OF INDEMNIFICATION UNDER THIS AGREEMENT.

     (e) If an Indemnification Claim is not based on a Third-Party Claim, the Indemnified Party shall give an Indemnification Claim Notice promptly after the event constituting the basis for the Indemnification Claim; its failure to do so, however, shall relieve the Indemnifying Party of its indemnification obligations only to the extent the Indemnifying Party is actually prejudiced by that failure. If the Indemnified Party gives an Indemnification Claim Notice regarding an Indemnification Claim not based on a Third-Party Claim, the Indemnifying Party shall Notify the Indemnified Party within the Indemnification Response Period whether the Indemnifying Party disputes all or any portion of the Indemnification Claim. If the Indemnifying Party does not give that dispute Notice or agrees to accept liability for all or a portion of the Indemnification Claim, the Indemnification Claim, or the agreed portion of that Indemnification Claim, shall be the Indemnifying Party's liability. Otherwise, the Indemnification Claim shall be deemed a Dispute to be resolved by the Dispute Resolution Procedure.

     (f)  If an Indemnification Claim is based on a Third-party Claim:

          (i) The Indemnified Party shall give an Indemnification Claim Notice promptly after it receives the Third-Party Claim.

          (ii) The Indemnifying Party shall be entitle to defend the Third-Party Claim, with its chosen counsel and at its own expense, if (A) the Third-Party Claim seeks only monetary relief, against the Indemnified Party, and (B) the Indemnifying Party elects to assume, and diligently conducts, that defense. The Indemnifying Party's election to defend shall be given by Notice to the Indemnified Party within the Indemnification Response Period. If the Indemnifying Party conducts the defense, the Indemnified Party may participate in that defense with its own counsel and at its own expense.

          (iii) If the Indemnifying Party does not elect to defend the Third-Party Claim by Notice within the Indemnification Response Period, or if the Indemnifying Party does not diligently conduct the defense, the Indemnified Party shall be entitled, upon further Notice to the Indemnifying Party, to defend the Third-Party Claim on behalf of, and for the account and risk of, the Indemnifying Party (if it is determined that the Indemnifying Party has an indemnification obligation regarding that Indemnification Claim). In this circumstance, the Indemnifying Party may participate in the defense with its own counsel and at its own expense.

          (iv) If there is a conflict of interest that makes it inappropriate for the same counsel to represent the Indemnifying Party and the Indemnified Party in defending the Third-Party Claim, the Indemnifying Party shall pay for separate counsel for the Indemnified Party.

           (v) The Indemnifying Party defending a Third-Party Claim may compromise, settle, or resolve that Third-Party Claim without the Indemnified Party's consent if the compromise, settlement, or resolution involves only the payment of money by the Indemnifying Party (whether on its own behalf or behalf of the Indemnified Party) and the third-party claimant provides the Indemnified Party a release from all liability regarding the Third-Party Claim. Otherwise, the Indemnifying Party may not compromise, settle, or resolve the Third-Party Claim without the Indemnified Party's Reasonable Consent.

           (vi) The Indemnifying Party and the Indemnified Party shall cooperate with all reasonable requests of the other in defending any Third-Party Claim.

14.5 Time for Claims. PCO may make a claim against TSI for the cure or correction of any Deficiency only within two years after the Deficiency occurred; any Deficiency shall be deemed to have occurred when the particular Nonconforming Service was rendered. A Party may make an Indemnification Claim

      (a) not based on a Third-Party Claim, only within 2 years after the breach o other event constituting the basis for that Indemnification Claim occurred, even if not discovered until after that second anniversary, or

      (b)  based on a Third-Party Claim, at any time.

14.6 Offset. A Party entitled to any payment due from the other Party under this Agreement may offset all or any portion of the amount of that payment against any payment that is due from it to the other Party under this Agreement.

14.7 Equitable Relief. To the extent that monetary relief is not of sufficient remedy for any breach of this Agreement, or upon any breach or impending breach of Article 10, the non-breaching Party shall be entitled to injunctive relief as a remedy for that breach or impending breach by the other Party, in addition to any other remedies granted to the non-breaching Party in this Agreement. That injunctive relief shall be sought through arbitration in accordance with the Dispute Resolution Procedure, except as permitted by Section B.4(b) of the Dispute Resolution Appendix.

14.8 Exclusive Remedies. Except for the termination right stated in Article 13 and the relief described in Sections 15.4 and 17.2(b) and in the Dispute Resolution Procedure, the remedies described in this Article 14 are the exclusive rights and remedies of a Party regarding any breach of this Agreement or any other matter that may be the subject of an Indemnification Claim.

14.9 Waiver of Remedies. No forbearance, delay, or indulgence by either Party in enforcing this Agreement - within the applicable time limits stated in this Agreement - shall prejudice the rights or remedies of that Party. No waiver of a Party's rights or remedies regarding a particular breach of this Agreement constitutes a waiver of those rights or remedies, or any other rights or remedies, regarding any other or any subsequent breach of this Agreement.

14.10 Cumulative Remedies. A Party's election to pursue a right or remedy granted in this Agreement upon the other Party's breach of this Agreement shall not preclude the non-breaching Party from pursuing other rights or remedies granted to that Party in this Agreement that are applicable to that breach under this Agreement.

14.11 Survival. The rights, remedies, and obligations under this Article 14 shall continue on and after Expiration or the termination of this Agreement.

ARTICLE 15 - FORCE MAJEURE

15.1 No Breach or Liability. No delay or failure of a Party to perform any of its obligations, other than payment obligations, under this Agreement due to causes beyond its reasonable control shall constitute a breach of this Agreement or render that Party liable for that delay or failure. Causes beyond a Party's reasonable control include:

      (a) events or circumstances that the Party, using its Reasonable Efforts, is unable to prevent or overcome;

      (b) as to TSI, causes also beyond the reasonable control of the Person to whom or which TSI has Subcontracted the affected Service or Task in accordance with this Agreement; and

      (c) labor disputes, strikes, or other similar disturbances; acts of God; utilities or communications failures; acts of the public enemy; and riots, insurrections, sabotage, or vandalism.

15.2 Notice of Excusable Delay or Failure. If a Party anticipates any excusable delay or failure under Section 15.1, it shall promptly Notify the other Party of the anticipated delay or failure, the anticipated effect of that delay or failure, and any actions that are being or are to be taken to alleviate or overcome the cause of the delay or failure.

15.3 Efforts to Overcome. If a Party is claiming an excusable delay or failure under Section 15.1, it shall use its Reasonable Efforts to alleviate or overcome the cause of the delay or failure as soon as practicable.

15.4 Extended Delay or Failure. If an excusable delay or failure continues for more than thirty (30) consecutive days, the Party entitled to the benefit of the affected obligation may perform itself or obtain from any other Person the obligation to which that Party is entitled (and that Party shall Notify the other Party of this election). In the event TSI is the party unable to perform hereunder, PCO's Notification to TSI may, if clearly provided therein, serve as termination notice for the Service which TSI has been unable to perform. Such termination shall relieve TSI from all further duties to perform such terminated Service and shall relieve PCO from the obligation to pay for any such Services performed after such Notice of termination.

ARTICLE 16 - DISPUTE RESOLUTION MATTERS

16.1 General Procedures. Except as otherwise stated in this Agreement, the Parties shall resolve all Disputes in accordance with the Dispute Resolution Procedure. Nevertheless, if any Person other than the Parties

      (a) has initiated a lawsuit or other Proceedings against or involving either or both of the Parties in which a Dispute will be resolved, or

      (b) is a necessary participant in any Proceedings to resolve a Dispute and cannot be joined by either or both of the Parties in an arbitration of that Dispute under Section B.3 of the Dispute Resolution Appendix, so that (in either case) the Dispute Resolution Procedure is or will be ineffective, then the Parties need not use or follow the Dispute Resolution Procedure to resolve that Dispute - though the submission to jurisdiction in Section B.5 of the Dispute Resolution Appendix shall apply if necessary.

16.2 Continued Performance. The Parties shall continue performing their respective obligations under this Agreement while a Dispute is being resolved.

16.3 Parties' Agreement. Nothing in this Article 16 or the Dispute Resolution Procedure prevents the Parties from resolving any Dispute by mutual agreement at any time.

ARTICLE 17 - EXPENSES AND TAXES

17.1 Expenses. Each Party shall be solely responsible for its costs and expenses incurred in performing its obligations and exercising its rights and remedies under this Agreement, except as otherwise provided in this Agreement.

17.2 Taxes. The Parties shall be responsible for tax payments or liabilities relating to this Agreement as follows:

      (a) Each Party shall be responsible for its income and franchise taxes and for all other taxes (however described) based on its own income or earnings.

      (b) PCO shall be responsible for all sales, use, and similar taxes (however described) applicable to the Services, in whole or in part. This obligation includes PCO's paying the sales taxes identified in TSI's invoices submitted to PCO for the Services.

           (i) If PCO claims an exemption or exclusion from taxes of this kind, it shall deliver to TSI a certificate or letter stating PCO's good-faith belief that a Service is not, in whole or in part, subject to those taxes. Whether or nor PCO delivers that certificate or letter, however, it shall indemnify TSI, in accordance with Section 14.4(c)(iv), against any taxes of this kind assessed or levied against, or paid by, TSI and any other related Damages of TSI.

           (ii) if TSI receives an assessment from a taxing authority covering taxes for which PCO is responsible under this
                 Section 17.2(b), TSI shall Notify PCO of the assessment and, at PCO's request, timely contest the assessment. If payment to the taxing authority is required by law as a condition to protest, PCO shall timely furnish TSI the required amount for that payment.

           (iii) If PCO believes it has overpaid taxes to TSI for any of the Services (in whole or in part), PCO may require TSI to file a claim for a refund at PCO's expense. If permitted by law, TSI may assign any right to a refund directly to

                 PCO instead of filing a refund claim. Any refund of taxes (including any interest) received by TSI under this Section 17.2(b)(iii) shall be promptly forwarded to PCO.

           (iv) Before TSI is required to pursue any action requested by PCO under this Section 17.2(b), TSI may at any time require PCO to deliver a letter of advice from outside counsel (selected by PCO) stating that PCO's tax position is reasonable.

           (v) Except as stated in the next sentence, any Dispute between the Parties regarding the application of any taxes of this kind to any Service (in whole or in part) shall be resolved by the Dispute Resolution Procedure. Any Dispute as to the amount of tax (if any) owed to a taxing authority, including a Dispute between a Party and the taxing authority, need not be resolved by the Dispute Resolution Procedure, but may be resolved by any appropriate administrative or legal procedure available to a Party or the Parties under this Agreement apart from the Dispute Resolution Procedure.

     (c) Each Party shall be responsible for all real property, personal property, and other taxes (however described) based on its owned or leased property, whether real or personal.

     (d) Each Party shall be responsible for all employment-related taxes (however described) regarding its own employees.

     Each Party shall cooperate with any reasonable request of the other Party to restructure any Service, in whole or in part, or to take any other reasonable action to avoid or minimize any duplicate taxes that might be imposed; the requesting Party shall bear in the expenses of the other Party's compliance.

ARTICLE 18 - COMMUNICATIONS

18.1 Form. Each notice (including a Nonpayment Notice, an Indemnification Claim Notice, and a Breach Notice), request, response, demand, claim, and other communication required or permitted under this Agreement shall be in writing and shall be transmitted, delivered, or sent by:

      (a)  personal delivery,

      (b)  courier or messenger service, whether overnight or same-day,

      (c)  prepaid telecopy or facsimile, or

      (d) certified United States mail, with postage prepaid and return receipt requested,

      in any case addressed to the other Party at the address or number for that Party set forth in Section 18.2, or at such other address or number as the recipient has designated by Notice to the other Party in accordance with this Article 18.

18.2 Addresses. The Parties shall transmit, deliver, or send communications as follows.

      (a)  If to TSI:   Trilogy Software, Inc.
                        6034 West Courtyard Dr.
                        Austin, TX  78730
                        512/425-3100
                        Attention:  Controller

      (b)  If to PCO:   pcOrder.com, Inc.
                        5000 Plaza on the Lake
                        Austin,  TX  78746
                        512/684-1100
                        Attention: Controller

18.3  Effectiveness.  Each communication transmitted, delivered, or sent:

      (a) in person, by courier or messenger service, or by certified United States mail, postage prepaid and return receipt requested, shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt or the equivalent record of the courier or messenger being deemed conclusive evidence of delivery or refusal); or

      (b) by telecopy or facsimile transmission shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of such receipt, except where the intended recipient has promptly notified the other Party that the transmission is illegible).

      Nevertheless, if the date of delivery or transmission is not a Business Day, or if the delivery or transmission is after 5:00 p.m. on a Business Day, the communication shall be deemed given, received, and effective on the next Business Day.

ARTICLE 19 - ASSIGNMENT

Neither Party may assign any of its rights or delegate any of its duties or obligations under this Agreement without the other Party's Consent; this prohibition of assignment and delegation shall include any assignment and delegation by operation of law (such as merger or consolidation). Any attempted assignment or delegation without the other Party's Consent shall be void and without effect. The two preceding sentences do not, however, preclude TSI from Subcontracting.

ARTICLE 20 - AMENDMENT AND WAIVER

This Agreement may be amended or modified, and any provision of this Agreement may be discharged or waived, only by a document signed by the Party against which the amendment, modification, discharge, or waiver is sought to be enforced.

ARTICLE 21 - INTEGRATION

This Agreement constitutes the Parties' entire agreement on this subject; it replaces and supersedes any prior agreement or understanding of the Parties, whether written or oral, on this subject not expressed or referred to in this Agreement.

ARTICLE 22 - SEVERABILITY

If any part of this Agreement is for any reason found to be unenforceable, all other parts of this Agreement nevertheless remain enforceable.

ARTICLE 23 - SUCCESSORS

This Agreement binds and inures to the benefit of the Parties and their respective legal representatives, permitted successors, and permitted assigns.

ARTICLE 24 - GOVERNING LAW

This Agreement shall be interpreted or construed under Texas law. Likewise, the validity and performance of this Agreement shall be enforced, and all issues relating to this Agreement shall be resolved, under Texas law. Each Party consents to the exclusive personal jurisdiction and venue of the courts, state and federal, located in Travis County, Texas.

ARTICLE 25 - COUNTERPARTS

This Agreement may be signed in any number of counterparts, with the same effect as if all signatories had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.



Agreed to By:

TRILOGY SOFTWARE, INC.                  PCORDER.COM, INC.

By: /s/ Joseph A. Liemandt              By: /s/ Christina C. Jones
   -----------------------------           -----------------------------
(Signature)                             (Signature)

Joseph A. Liemandt                      Christina C. Jones
--------------------------------        --------------------------------
(Name typed or printed)                 (Name typed or printed)

--------------------------------        --------------------------------
(Title)                                 (Title)

--------------------------------        --------------------------------
(Date)                                  (Date)

                            DEFINITIONAL APPENDIX
                        TO MANAGEMENT SERVICES AGREEMENT

A. Defined Terms. In the Agreement, the following terms have the corresponding meanings:

     "AFFILIATE": A Person that directly or indirectly through one or more intermediaries' Controls, is Controlled by, or is under common Control with another Person.

     "AGREEMENT": The Management Services Agreement between TSI and PCO (including the Definitional Appendix, the Dispute Resolution Appendix, and the Schedules), as may be amended or supplemented from time to time in accordance with its terms.

     "ARBITRATION RULES": The Rules for Commercial Arbitration of the American Arbitration Association in effect at the time of an arbitration in accordance with the Dispute Resolution Procedure.

     "BREACH NOTICE": A Party's Notice to the other Party alleging a breach of the Agreement (other than PCO's nonpayment of any amount related to an invoice) by the other Party, which describes the alleged breach, to the extent known by the notifying Party, and any particular cure or correction requested by the notifying Party.

     "BUSINESS DAY": Any Monday through Friday, excluding the holidays observed by TSI.

     "CONFIDENTIAL INFORMATION": Information subject to a duty of confidence and a restriction on use imposed on one or both Parties under Article 10.

     "CONTROL": The right to exercise, directly or indirectly, more than 50% of the voting power attributable to the equity interests in an entity. ("controlling" and "Controlled" have correlative meanings.)

     "CONSENT": The prior written consent of a Party (in any capacity) in its sole discretion.

     "DAMAGES": Losses, claims, obligations, demands, assessments, fines and penalties (whether civil or criminal), liabilities, expenses and costs (including reasonable fees and disbursements of legal counsel and accountants), bodily and other personal injuries, damage to tangible property, and other damages, of any kind or nature, actually suffered or incurred by a Person. "Damages":

     1.  consists only of actual damages;

     2. excludes any lost profits, lost income, or lost savings and any punitive, exemplary, consequential, indirect, special, or incidental damages (however described), even if the possibility of those losses or damages was known; and

     3. includes (except as may be reduced in accordance with the next sentence) all fines, penalties, and interest paid or payable to any Governmental Authority.

     If PCO has Damages, for which TSI is liable, consisting of fines, penalties, and interest paid or payable to a Governmental Authority corresponding to any tax not timely paid, then those "Damages" shall be reduced by an amount equal to interest, at the annual rate of 5%, accrued on that tax from the due date until that tax is paid; for the avoidance of doubt, in this situation "Damages" shall not include any tax for which PCO would otherwise be liable to the Governmental Authority. Also for the avoidance of doubt, the "Damages" of a Person shall include any lost profits, lost income, or lost savings and any punitive, exemplary, consequential, indirect, special, or incidental damages (however described) awarded against that Person in favor or another Person asserting a Third-Party Claim against that Person.

     "DEFICIENCY": TSI's failure in rendering a Service or Task to satisfy the applicable standard of care stated in the Agreement or to render it at the applicable Level established under the Agreement. ("Deficient" has the correlative meaning).

     "DEFINITIONAL APPENDIX": This Definitional Appendix to Management Services Agreement, containing definitions and interpretive matters for, as an integral part of, the Agreement.

     "DISPUTE": Any dispute, disagreement, claim, or controversy arising in connection with or relating to the Agreement, or the validity, interpretation, performance, breach, or termination of the Agreement, including any claim of breach of representation or warranty or of nonperformance and any claim regarding bodily or other personal injury damage to tangible property.

     "DISPUTE RESOLUTION APPENDIX": The Dispute Resolution Appendix to Management Services Agreement, containing the Dispute Resolution Procedure for, as an integral party of, the Agreement.

     "DISPUTE RESOLUTION PROCEDURE": The procedure or process by which a Dispute shall be resolved in the Dispute Resolution Appendix.

     "EFFECTIVE DATE": July 1, 1998, the date on which the Agreement becomes effective.

     "EFFECTIVE DATE SERVICE SUBCONTRACT": A Service Subcontract in effect on the Effective Date.

     "EXPIRATION": The expiration of the term of the Agreement as stated in, and as may be renewed under, Article 2, without regard to any period of transition assistance. For the avoidance of doubt, "Expiration" does not include a termination of the Agreement under Section 13.1. ("Expire" and "Expired" have correlative meanings.)

     "FIXED-PRICE SERVICE": A Service the Price for which is a fixed or nonvariable amount, other than a fixed rate.

     "GOVERNMENTAL AUTHORITY": Any federal, state, local, or foreign government or governmental, quasi-governmental, administrative, or regulatory authority, agency, body, or entity, including any court of other tribunal.

     "INDEMNIFICATION CLAIM": A claim or demand of a Party, on its behalf or on behalf of one or more of its Indemnified Agents, for Indemnification under
     Section 14.4.

     "INDEMNIFICATION CLAIM NOTICE": A Notice from the Indemnified Party describing an Indemnification Claim and the amount or the estimated amount of that Indemnification Claim to the extent then feasible (though that estimate shall not be determinative of the final amount of that Indemnification Claim).

     "INDEMNIFICATION RESPONSE PERIOD": The 30 days after an Indemnification Claim Notice is given during which the Indemnifying Party may investigate and determine its responsibility or liability for an Indemnification Claim and, if relating to a Third-Party Claim, Notify the Indemnified Party of the Indemnifying party's election to defend that Third-Party Claim.

     "INDEMNIFIED AGENTS": Collectively, the officers, directors, employees, and agents of a Party.

     "INDEMNIFIED PARTY": A Party entitled to or seeking indemnification, on its own behalf or on behalf of one or more of its Indemnified Agents, under
     Section 14.4.

     "INDEMNIFYING PARTY": A Party that has or is alleged to have an obligation to indemnify the other Party in response to an Indemnification Claim.

     "LEGAL STAFF":  Legal personnel that TSI employs or otherwise engages.

     "LEVEL": The scope, timelines, or quantity of a Service of Task or the location, intensity, or frequency at or with which a Service or Task is or is to be rendered.

     "MANDATORY SERVICE": A Service that shall be rendered and paid for, and may not be unilaterally discontinued under Article 5 by either Party, during the effectiveness of the Agreement.

     "NONCONFORMING SERVICE:" A Service or Task that, as agreed by the Parties or otherwise determined by the Dispute Resolution Procedure, was or is Deficient.

     "NONPAYMENT NOTICE": A Notice from TSI to PCO that describes an amount related to an invoice to PCO that TSI has not received when due, which shall:

     1.  constitute a demand for payment of the described amount; and

     2. state that either termination of the Agreement or cessation of transition assistance, whichever is applicable, by TSI may result of the described amount is not paid by the tenth Business Day after that Notice is given.

     "NOTICE": A written communication complying with Article 18. ("Notify" has the correlative meaning.)

     "OPTIONAL SERVICE": A Service that may be unilaterally discontinued by either Party in accordance with the Agreement.

     "PARTIES":  Collectively, TSI and PCO.  ("Party" means either TSI or PCO.)

     "PERSON": An individual; a corporation, partnership, trust, association, or entity of any kind or nature; or a Governmental Authority.

     "PCO": pcOrder.com, Inc., a Delaware Corporation, offices at 5000 Plaza on the Lake, Austin, TX 78746.

     "PCO BUSINESS UNIT": A segment or part of PCO's business that PCO treats, for purposes of its business and not solely for the Agreement, as a separate unit.

     "PCO'S REPRESENTATIVE": The individual agent or representative designated by PCO to be PCO's formal liaison with or representative to TSI for matters relating to the Agreement, having the (non-exclusive) authority and responsibility described in the Agreement.

     "PRICE": The amount or rate, in either case whether fixed or variable and however measured, charged to PCO for a Service, as agreed by the Parties.

     "PRICE PROPOSAL": A written proposal or estimate of the Price for a Service at a particular Level (or, if applicable, at each Level), together with a description of the basis on which the proposed or estimated Price was determined or calculated by TSI (including, to the extent applicable, the allocation methodology, allocation drivers, and margin).

     "PROCEEDINGS": Any action, suit, claim, investigation, demand, audit, or other proceedings by or before any Governmental Authority or any arbitration proceedings.

     "REASONABLE CONSENT": The prior written consent of a Party (in any capacity), which may not be unreasonably withheld or delayed.

     "REASONABLE EFFORTS": The efforts of a Party that are commercially reasonable under the circumstances, which do not require a Party to institute or prosecute any Proceedings or to pay any Person other than that Party's representatives or agents, including (only as to TSI) Subcontractors.

     "REPRESENTATIVES": Collectively, TSI's Representative and PCO's Representative.

     "SLA": A written agreement or understanding between TSI and PCO describing, or otherwise stating terms regarding, the Level at which a Service, in whole or in party, will be rendered. An SLA regarding a Service, in whole or in part, may be entered into by or directly with one or more of TSI's departments rendering that Service or that part of the Service. An SLA entered into on or after the Effective Date

     1. may be a separate document or part of another document, such as a Price Proposal that is accepted by PCO,

     2.  may be a Schedule or part of a Schedule, and

     3.  shall be signed by TSI and PCO.

     "SCHEDULE": A Schedule to the Agreement that describes a Service, the basis of the Price for that Service, the annual Price for that Service for all of 1998, any Subcontractor performing all or a portion of that Service, and the location or locations at which that Service is to be rendered if not at TSI's offices or Subcontracted.

     "SERVICE": An individual management service, to be rendered by TSI under the Agreement, that is described as a "Service" in a Schedule. A Service may also be described in a Schedule by all or a portion of its constituent Tasks.

     "SERVICE SUBCONTRACT": An agreement or arrangement, oral or written, under which a Subcontractor is to render or perform any Service or Task on TSI's behalf or in TSI's stead.

     "SIGNIFICANT OPTIONAL SERVICE": An Optional Service the Price for which exceeds, or the Parties agree will exceed, $1 million in any calendar year (assuming no discontinuance of that Service).

     "SUBCONTRACT": TSI's entering into a Service Subcontract.
     ("Subcontracted" and "Subcontracting" have correlative meanings).

     "SUBCONTRACT TERMINATION PENALTY": An obligation described in, as part of the terms of, a Service Subcontract to pay the Subcontractor a charge, fine, penalty, or other amount upon the termination or partial termination of that Service Subcontract, including any return to the Subcontractor of any equipment or goods held under that Service Subcontract.

     "SUBCONTRACTOR": A Person, other than an employee of TSI, who or which enters into a Service Subcontract with TSI.

     "TASK": Any one of the group of processes, procedures, or services that is described in a Schedule as constituting, or included in, a Service.

     "TERMINATION DATE": The date on which the Agreement is terminated in accordance with Section 13.1, without regard to any Transition Period.

     "THIRD-PARTY CLAIM": A claim of liability asserted against either Party by a Person other than the other Party or either Party's Indemnified Agents.

     "TRANSITION PERIOD": The maximum 180-day period after the Termination Date during which TSI shall, as PCO reasonably requests, render one or more Services in accordance with Section 13.3(a) or provide transition assistance in accordance with Section 13.3(b).

     "TSI": Trilogy Software, Inc., a Delaware Corporation, offices at 6034 West Courtyard Dr., Austin, TX 78730.

     "TSI BUSINESS UNIT": A segment or part of TSI's business that TSI treats, for purposes of its business and not solely for the Agreement, as a separate unit.

     "TSI's REPRESENTATIVE": The individual agent or representative designated by TSI to be TSI's formal liaison with or representative to PCO for matters relating to the Agreement, having the (non-exclusive) authority and responsibility described in the Agreement.

     "TSI's TRANSITION EXPENSES": The sum of the following, incurred in or resulting from TSI's compliance with requests for transition assistance for up to 180 days after Expiration or during the Transition period (as the case may be):

     1.  All of TSI's reasonable out-of-pocket expenses, and

     2. the time or activities of TSI's personnel as follows: (a) if the activities of those personnel were part of a Use-based Service before Expiration or the termination of the Agreement, at the Price most recently paid for that Use-based Service before Expiration or termination, or (b) if the activities of those personnel were part of a Fixed-price Service before Expiration or the termination of the Agreement, an amount equal to that portion of the Price most recently paid for that Fixed-price Service before Expiration or termination corresponding to the transition activities' portion of all activities that constituted that Fixed-price Service, for the time covered by that Price, before Expiration or termination.

     "USE-BASED SERVICE": A Service the Price for which is variable; or a Service the Price for which is a fixed rate, but the amount due for that Service is determined by or based upon, at least in part, the extent of the actual use of TSI's personnel or other assets.

B. Interpretative Matters. The Agreement is the result of the Parties' negotiations, and no provision of the Agreement shall be construed for or against either Party because of the authorship of that provision. In the interpretation of the Agreement, except where the context otherwise requires:

     1.  "including" or "include" does not denote or apply any limitation;

     2.  "or" has the inclusive meaning "and/or";

     3.  "$" refers to United States dollars;

     4. the singular includes the plural, and vice versa, and each gender includes each of the others;

     5. captions or headings are only for reference and are not to be considered in interpreting the Agreement;

     6. "Article" and "Section" refer to an Article and Section, respectively, or the Agreement, unless otherwise stated in the Agreement;

     7. an event to occur, an action to be performed, or a condition to be satisfied "by" or "as of" a stated date in the Agreement shall occur or be effective or satisfied no later than 5:00 p.m. on that date; and

     8. each reference to a time of day in the Agreement is to local time in Austin, Texas, and "midnight" begins a day.

                          DISPUTE RESOLUTION APPENDIX
                        TO MANAGEMENT SERVICES AGREEMENT

A. Defined Terms. Various terms used in this Dispute Resolution Appendix, which begin with a capital letter, are defined in the Definitional Appendix to Management Services Agreement. In addition, the following terms used only in this Dispute Resolution Appendix have the corresponding meanings:

    "COMPLEX DISPUTE LIST": The "Complex Dispute List," or if that list is not then maintained by the American Arbitration Association, another list of individuals having similar qualifications maintained by the American Arbitration Association.

    "INITIAL EXECUTIVE REVIEW COMMITTEE": A committee consisting of the Managing Director of Financial Planning of TSI, the Vice President and Controller of PCO, and the Managing Director of Corporation Development of Trilogy, Inc.

    "SECOND EXECUTIVE REVIEW COMMITTEE": A committee consisting of the Vice President and Controller of TSI and the Senior Vice President and Chief Financial Officer of PCO.

    "QUALIFICATIONS": Inclusion in the Complex Dispute List of having extensive knowledge or experience, or both, regarding management services similar to the Service or Services that are the subject of the Dispute.

    The interpretative matters set forth in the Definitional Appendix also apply to this Dispute Resolution Appendix.

B.  Dispute Resolution Procedure.

    1. General Procedure. Except as otherwise stated in the Agreement, the Parties shall resolve all Disputes in accordance with this procedure:

        (a) Each Party shall instruct its Representative to promptly negotiate in good faith with the other Party's Representative to resolve the Dispute.

        (b) If the Representatives do not resolve the Dispute within ten Business Days (or such longer period as the Representatives may agree) after the date of referral of the Dispute to them, the Dispute shall be referred (by either or both of the Representatives) to the Initial Executive Review Committee for resolution.

        (c) If the Initial Executive Review Committee does not resolve the Dispute within ten Business Days (or such longer period as that Committee may agree) from the date of referral to it, the Dispute shall be referred (by that Committee or any of its members) to the Second Executive Review Committee for resolution.

        (d) If the Second Executive Review Committee does not resolve the Dispute within ten Business Days (or such longer period as that Committee may agree) after the date of referral to it, either Party may submit the Dispute for resolution by the Parties' Presidents, who may submit the Dispute to non-binding mediation in accordance with Section B.2 of this Dispute Resolution Appendix.

        (e) If the Dispute is not resolved by the parties' Presidents (if submitted to them) and is not submitted to or resolved by mediation, then either Party may submit the Dispute to binding arbitration in accordance with Section B.3 of this Dispute Resolution Appendix.

        A referral under any of Sections B.1(a), B.1(b), and B.1(c) of this Dispute Resolution Appendix shall be made by written notice to the Persons designated in the applicable Section or Sections. That notice shall be in a form described in the Agreement or an electronic mail message and addressed to each Person at his office address or electronic mail address; each notice shall be given and effective as described in the Agreement or, in the case of electronic mail, upon actual receipt. The date of referral is the last date that notice is given to all of the Persons to whom the Dispute must have been referred.

    2. Mediation. The mediation of an unresolved Dispute shall be conducted in this manner:

        (a) Either Party may submit the Dispute to mediation by giving notice of mediation to the other Party. The Parties shall attempt to agree upon and appoint a sole mediator who has the Qualifications promptly after that notice is given.

        (b) If the Parties are unable to agree upon a mediator within ten days after the date the Dispute is submitted to mediation, either Party may request the Dallas office of the American Arbitration Association to appoint a mediator who has the Qualifications. The mediator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties.

        (c) The mediation shall be conducted in the Austin metropolitan area at a place and a time agreed by the Parties with the mediator, or if the Parties cannot agree, as designated by the mediator. The mediation shall be held within 20 days after the mediator is appointed.

        (d) If either Party has substantial need for information from the other Party in order to prepare for the mediation, the Parties shall attempt to agree on procedures for the formal exchange of information; if the Parties cannot agree, the mediator's determination shall be effective.

        (e) Each Party shall be represented in the mediation by at least its Representative or another natural Person with authority to settle the Dispute on behalf of that Party and, if desired by that Party, by counsel for that Party. The parties' representatives in the mediation shall continue with the mediation as long as the mediator requests.

        (f) The mediation shall be subject to Chapter 154 of Title 7 of the Texas Civil Practice and Remedies Code.

        (g) Unless otherwise agreed by the parties, each Party shall pay one-half of the mediator's fees and expenses and shall bear all of its own expenses in connection with the mediation. Neither Party may employ or use the mediator as a witness, consultant, expert, or counsel regarding the Dispute or any related matters.

    3. Arbitration. The arbitration of an unresolved Dispute shall be conducted in this manner:

        (a) Either Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules. The Parties shall attempt to agree upon and appoint a panel of three arbitrators promptly after that demand is filed. Each of those arbitrators must have the Qualifications, and at least one of those arbitrators must be included in the Complex Dispute List (unless no list of that kind is then maintained).

        (b) If the parties are unable to agree upon any or all of the arbitrators within ten days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the Austin office of the American Arbitration Association to appoint the arbitrator or arbitrators, who have the Qualifications (and at least one of whom must be included in the Complex Dispute List, unless no list of that kind is then maintained), necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed to have the Qualifications and to be accepted by the parties as part of the panel.

        (c) The arbitration shall be conducted in the Austin metropolitan area at a place and a time agreed by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

        (d) The Parties shall attempt to agree upon the scope and nature of any discovery for the arbitration. If the Parties do not agree, the panel may authorize any and all forms of discovery, including depositions, interrogatories, and document production, upon a showing of particularized need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

        (e) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent they do not conflict with this Section B.3 of this Dispute Resolution Appendix. The Parties and the panel may, however, agree to vary the provisions of this Section B.3 of this Dispute Resolution Appendix or the matters otherwise governed by the Arbitration Rules.

        (f)  The panel has no power to:

             (i) rule upon or grant any extension, renewal, or continuance of the Agreement;

             (ii) award remedies or relief either expressly prohibited by the Agreement or under circumstances not permitted by the Agreement; or

             (iii) grant provisional or temporary injunctive relief before rendering the final decision or award.

        (g) Unless the Parties otherwise agree, all Disputes regarding or related to the same topic or event that are subject to arbitration at one time shall be consolidated in a single arbitration proceeding.

        (h) A Party or other Person involved in an arbitration under this Section B.3 may join in that arbitration any Person other than a Party if

             (i) the Person to be joined agrees to resolve the particular dispute or controversy in accordance with this Section B.3 and the other provisions of this Dispute Resolution Appendix applicable to arbitration; and

             (ii) the panel determines, upon application of the Person seeking joinder, that the joinder of that other person will promote the efficiency, expedition, and consistency of the result of the arbitration and will not unfairly prejudice any other party to the arbitration.

        (i) The arbitration hearing shall be held within thirty (30) days after the appointment of the panel. Upon request of either Party, the panel shall arrange for a transcribed record of the arbitration hearing, to be made available to both Parties.

        (j)  The panel's final decision or award shall be made within thirty
             (30) days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel shall issue a reasoned written final decision or award based on the Agreement and Texas law; the panel may not act according to equity and conscience or as an amicable compounder or apply the law merchant.

        (k)  The panel's final decision or award may include:

             (i) recovery of Damages to the extent permitted by the Agreement; or

             (ii) injunctive relief in response to any actual or threatened breach of the Agreement or any other actual or threatened action or omission of a Party under or in connection with the Agreement.

        (l) The panel's final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction over either or both of the Parties or their respective assets. The Parties specifically waive any right they may have to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made, or any question of law arising, before the final decision or award. If any decision by the panel is vacated for any reason, the Parties shall submit that Dispute to a new arbitration in accordance with this Section B.3.

        (m) Each Party shall pay one-half of the arbitrators' fees and expenses, and shall bear all of its own expenses in connection with the arbitration. The panel has the authority, however, to award recovery of all costs and fees (including attorneys' fees, administrative fees and the panel's fees and expenses) to the prevailing Party in the arbitration.

    4. Recourse to Courts. Nothing in the Dispute Resolution Procedure limits the right of either Party to apply to a court or other tribunal having jurisdiction to:

        (a) enforce the Dispute Resolution Procedure, including the agreement to arbitrate in this Dispute Resolution Appendix;

        (b) seek provisional or temporary injunctive relief, in response to an actual or impending breach of Article 10 of the Agreement or otherwise so as to avoid irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved; or

        (c) challenge or vacate any final arbitration decision or award that does not comport with Section B.3 of this Dispute Resolution Appendix.

    5. Submission to Jurisdiction. Each Party irrevocably submits to the jurisdiction of the federal courts of the United States and the state courts of Texas located in Tarrant County, Texas. Each Party waives any defense or challenge to that jurisdiction based on lack of personal jurisdiction, improper venue, or inconvenience of forum.

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    6.  Confidentiality.  The proceedings of all negotiations, mediations, and arbitrations as part of the Dispute Resolution Procedure shall be privately conducted. The Parties shall keep confidential all conduct, negotiations, documents, decisions, and awards in connection with those proceedings under the Dispute Resolution Procedure.

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                 SCHEDULE 1  ACCOUNTING/FINANCE/ADMINISTRATIVE


1.  TAX SERVICES (MANDATORY)

A)  Tax Administration Service (Mandatory)

    DESCRIPTION OF SERVICE: Tax Administration is defined as tax research and planning and tax return preparation in compliance with tax statutes and regulations. Tax Administration related to US federal and state income tax planning and compliance will be a Mandatory Service. All other Tax Administration Services will be Optional Services and are described below. The Tasks to be performed under Tax Administration Service (Mandatory) include, without limitation:

    1)  U.S. federal and state income tax compliance
        (i)   tax return preparation and tax payment processing
        (ii)  representation on audits and contests
        (iii) management of development of tax and accounting systems to minimize compliance costs
    2)  U.S. federal and state income tax accounting and reporting
        (i)   income tax account analysis
        (ii)  tax provision accounting
    3)  U.S. federal and state income tax planning and projects
        (i) research and planning to assess impact of taxes on operations and on proposed transactions
        (ii)  legislative and regulatory monitoring

B) Tax Administration Services (Mandatory)

   DESCRIPTION OF SERVICES: Tax Administration other than Tax Administration (Mandatory) as described above. Tax Administration Services (Mandatory) includes the following tax Services.

   1)  Sales/use, excise, property, and other transaction taxes
       (i)   Tax return preparation and property tax rendition filling
       (ii)  Tax payment processing
       (iii) Audits and contests
       (iv)  Research and planning
       (v)   Monitor legislation and regulations effecting the business
       (vi)  Tax accounting
   2)  International
       (i)   Manage tax return preparation and VAT collection calculations
       (ii)  Foreign audits and contests
       (iii) Research and planning
       (iv)  Monitor legislation and regulations effecting the business
       (v)   Tax accounting
   3)  Systems development
       (i) Develop design specifications for the new financial and logistics systems to automate the tax functions
       (ii)  Assisting in the developments of semi-automated accounting systems.
       (iii) Maintenance and modifications of tax systems

BASIS FOR PRICE:  [*]

2.  ACCOUNTING SERVICES (MANDATORY)

A)  Payroll Production Service (Mandatory)

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

    DESCRIPTION OF SERVICE: Responsible for the calculation and distribution of payroll checks and incentive compensation checks. The Tasks to be performed consist of:

    1)  Regular Checks - Processing of regular paychecks on a semi-monthly basis
    2) Remote Checks - Processing of remote or supplemental paychecks for adjustments
    3)  Gross Pay Adjustments to be completed during the next regular pay period
    4)  Garnishments
    5)  Stop Payments for lost or stolen paychecks
    6) Bonuses and Special Payments Processing of special payments that require development changes.

B)  Payroll Tax Accounting Service (Mandatory)

    DESCRIPTION OF SERVICE: The Tasks to be performed by the TSI Payroll Tax Accounting Department will consist of:

    1) Payroll Taxes - Charges for the collection, remittance and accounting for payroll taxes and other moneys collected from employee paychecks. The cost is driven by the number of payroll checks that are processed in one calendar year.
    2) Payroll Tax Reporting - Charges for reporting for Federal and State withholding and unemployment taxes. The costs are driven by the number of states worked.
    3) Unemployment taxes - Charges for processing all claims for unemployment accounts in each state, and the rates assigned by the States.
    4) Payroll Tax Year End - Charges for the year end production of annual wage and tax statements. The cost is driven by the number of W-2s issued in one calendar year, and the number of states worked.

C)  Payroll Customer Service (Mandatory)

    DESCRIPTION OF SERVICE: The Tasks to be performed by the TSI Payroll Customer Service Department will consist of:

    1) Employment Verification - Completion of the wage and employment information requested by lending institutions.
    2)  W-2 Reissues
    3) Employment Receivables - The administrative and collection of balances from employees for advances, uniforms, and salary overpayments, check distribution special handling.

BASIS FOR PRICE:  [*]

3.  ADMINISTRATIVE SERVICES (OPTIONAL)

    DESCRIPTION OF SERVICES: The Administrative Services to be performed by TSI will consist of:

    1) Hardware Purchasing: TSI performs all of the hardware purchasing for PCO. The purchasing employee enters all materials in the Purchasing Order database and orders equipment after approval from PCO management. The purchase is billed directly to PCO, however, TSI provides the service.
    2) Shipping/Receiving: After equipment is ordered, it is then shipped to TSI. TSI receives it, matches it to the Purchase Order, tags it and records in a fixed spreadsheet. TSI then couriers it to PCO. PCO gets their own mail, however, TSI gets PCO's equipment. TSI provides all inter-company mail and provides the courier service for getting equipment to PCO.

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

    3) Fixed Asset Tracking: Currently, TSI is tagging all PCO equipment. There is a TSI employee that updates all fixed assets and maintains the database.
    4) Software Purchasing and License Tracking: TSI maintains a database to track all software licenses for employees and machines of PCO.
    5) Purchase Order Database Administration: TSI maintains this database. This involves watching for management approvals and assigning a purchase order number.
    6) Security: TSI owns the host equipment for the access control system. Access cards were paid for by TSI and are maintained by TSI
    7) Travel: TSI houses and pays for travel consultants. PCO gets a discount based on volume.
    8)  Facilities:  All facilities are handled by PCO.
    9) Real Estate Planner: TSI has an exclusive contract with a broker but PCO utilizes the broker. This has no cost, but it prevents the Planner from working for TSI.
    10) Notes Database Administration: TSI could create the following databases for PCO by copying what TSI has already paid to have created: purchase order db, timesheet db, software db, fixed asset db, HR db, intellectual property db, contract & management dbs.
    11) Communications: Specialist spends one day per week at PCO for moves and changes. Emergencies are handled as necessary.
    12) Volume Pricing: PCO is given volume pricing due to TSI's name on many accounts. A few examples are: Haworth, American Airlines, Continental, Microage, Computer City, Avnet, AT&T.
    13) Shuttle Services: Shuttle service moving employees between TSI space, PCO space and the church overflow parking is paid by TSI.
    14) Network Administration: TSI provides network administration for all of PCO.

BASIS FOR PRICE:  [*]

4.  TREASURY/FINANCE SERVICES (MANDATORY)

A)  Banking Services (Mandatory)

    DESCRIPTION OF SERVICE: The TSI Treasury Department shall provide PCO and its subsidiaries, and PCO shall use and shall cause its subsidiaries to use, centralized cash management services provided by the TSI Treasury Department which are substantially the same as the cash management services provided by TSI to PCO and its subsidiaries immediately prior to the Effective Date. The Tasks to be performed by the TSI Treasury Department will consist of:

    1)  Cash Management Strategies
        (i)   optimize the utilization of the daily cash activity
        (ii) maintain separate bank accounts for PCO and, in connection therewith, open and close bank accounts, as required.
        (iii) design, develop and implement enhanced, practical, cost-efficient cash management processes.
        (iv)  negotiate for new improved bank services
        (v)   review bank services and fees
    2)  Cash Mobilization
        (i)   initiate properly approved wire transfers
        (ii)  collect all available bank account balances
        (iii) fund all disbursements accounts
        (iv) coordinate daily with Trilogy, Inc. Investment Services for all cash excess/shortfalls
        (v)   generate, as needed, advance to and/or from TSI
    3)  Coordination of Letters of Credit
    4)  Pass-Through expense of banking service charges

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

    5) Cash Investment - transfer excess cash to Trilogy, Inc. Investment Services, which will invest such cash in a manner consistent with the investment objectives utilized by Trilogy, Inc. Investment Services for Trilogy, Inc. and its subsidiaries as of the date of this Agreement.

B) Corporate Finance Service (Mandatory)

   DESCRIPTION OF SERVICE: The Tasks to be performed by the TSI Treasury Department will consist of:

   1)  Coordination of Financing Decisions
   2)  Risk Assessment and Management
   3)  Financing Administration

   BASIS FOR PRICE:  [*]

   5)  AUDIT SERVICES (OPTIONAL)

   DESCRIPTION OF SERVICE: Conducting internal audits and coordinating external audit functions.

   BASIS FOR PRICE:  The Audit Services will be provided for a Use-based fee.

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

                      SCHEDULE 2  HUMAN RESOURCES SERVICES


HUMAN RESOURCES SERVICES (OPTIONAL)

   DESCRIPTION OF SERVICES: TSI Human Resources Department is responsible for performing the following Services (and not merely Tasks) for PCO.

   A)  All Benefits
   B)  Cafeteria Plan
   C)  401(K)
   D)  EAP
   E)  HRIS
   F)  Immigration Services
   G)  New Hire Process
   H)  Offer letter preparation/Review
   I)  Managing Employee Information and Documentation
   J)  Managing Employee Performance and Termination
   K)  Compensating Employees and Job Leveling
   L)  Bonus/Commission Programs
   M)  Providing Retirement Benefits
   N)  Training Management
   O)  Stock Option Plan Management
   P)  Providing and Managing Workers Compensation
   Q)  Developing Admin/Interpreting Corporate Policy
   R)  Admin Travel Policy
   S)  Evaluating Employees and their Performance/Progress
   T)  Relocating Employees
   U)  Providing Management Corporate Insurance Programs

   BASIS FOR PRICE:  [*]

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

                           SCHEDULE 3  LEGAL SERVICES


LEGAL SERVICES (OPTIONAL)

   DESCRIPTION OF SERVICES: Tasks will consist of the rendering professional legal services for matters in the following areas:

   A)   Corporate Law
        (i)    Contract Review and Preparation
        (ii)   Mergers and Acquisitions
        (iii)  Corporate Registrations
        (iv)   Corporate Securities law compliance
        (v)    Real Estate
        (vi)   Bankruptcy
        (vii)  Intellectual Properties
        (viii) Customs
   B)   Corporate Finance
        (i)    Public Financing
        (ii)   Private Financing
        (iii)  SEC Regulations
   C)  Litigation Support

   BASIS FOR PRICE:  [*]

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

                        SCHEDULE 4  RECRUITING SERVICES


RECRUITING SERVICES (MANDATORY)

     DESCRIPTION OF SERVICES: TSI will conduct all of the campus interviews, handle all follow up correspondence and will oversee the entire hiring process. It will be the responsibility of PCO to have necessary personnel available for onsite interviews once the candidates have been chosen.

     BASIS FOR PRICE:  [*]

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

                    SCHEDULE 5  TRILOGY UNIVERSITY SERVICES

TRILOGY UNIVERSITY SERVICES (MANDATORY)

     DESCRIPTION OF SERVICES: TSI will provide employee training through the Trilogy University (TU) program.

     BASIS FOR PRICE:  [*]

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

                 SCHEDULE 6 PCORDER CUSTOMER TRAINING SERVICES

PCORDER CUSTOMER TRAINING SERVICE (OPTIONAL)

     DESCRIPTION OF SERVICES:  TSI will provide training for PCO customers

     BASIS FOR PRICE:  [*]

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                                   SCHEDULE 7
                   TOTAL FEES FOR TERM 7/1/98 THROUGH 6/30/99


Service                         Person(s)
Tax Services:                   [*]
Accounting Services:            [*]
Administrative Services:        [*]
Treasury/Finance Services       [*]
Human Resources Services        [*]
Legal Services                  [*]

Total:                          [*] Persons

Total Billed: [*]

Annual Fee:  $[*]
or
Monthly Fee:  $[*]


Recruiting Services, Trilogy University Services, and pcOrder Customer Training Services to be billed separately.

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